EXHIBIT 10.2

Tower Bancorp, Inc.

EXECUTIVE INCENTIVE PLAN

2010

Eligible Executive: Amin, Renninger, Merrill, Tompkins, Lundblad

Plan Features: 100% Holding Company Performance

Award Date: February, 2011

Total incentive bonus opportunity is 10% of base pay earnings at threshold, 25% of base pay earnings at target and 35% of base pay earnings at maximum.

Holding Company Operating Earnings Per Share (50%)

• For the year ending December 31, 2010
• Operating Earnings are defined as GAAP net income less merger expense and other non-recurring items as publicly reported.

Target $1.60	Bonus % (of base pay)
Threshold > 85%	Up to 5%
Target >100%	Up to 12.5%
Optimum >110%	Up to 17.5%

Asset Quality (30%)

Non-Performing Assets/Total Assets (as measured at the month-end prior to the month in which the effective date of the merger with First Chester County Corporation occurs)	Bonus % (of base pay)
Threshold: >150 bp	Up to 3%
Target: 149-101 bp	Up to 7.5%
Optimum: <100 bp	Up to 10.5%

Asset Quality (20%)

Reduce Non-Performing Assets/Total Assets

(as measured from the beginning of the month following the month  in which the effective date of the merger with First Chester County
Corporation occurs through 12/31/2010)

Bonus % (of base pay)
Threshold: Maintain at legal acquisition month-end level	Up to 2%
Target: Reduction of 5%	Up to 5%
Optimum: Reduction of 10%	Up to 7%

Qualifiers:

•	Must achieve satisfactory rating on all regulatory exams.

•	Executive must be employed on the date of payout.

•	Executive must achieve a rating of “Good” (3) or higher performance level.

*This plan may be altered, modified, or terminated at any time and without notice.